UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☑	Soliciting Material Pursuant to Section 240.14a-12
ANHEUSER-BUSCH COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)
INBEV S.A.

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)
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On July 13, 2008 InBev S.A. issued the following press release:

Press Release
Leuven, Belgium – July 14, 2008 and St. Louis, Missouri – July 13, 2008
The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.
InBev and Anheuser-Busch Agree to Combine,
Creating the Global Leader in Beer with Budweiser as its
Flagship Brand
Combination Will Create One of the World’s Five Largest Consumer
Products Companies
Company to be Named Anheuser-Busch InBev;
Budweiser to Expand Globally
Transaction Will Yield Cost Synergies of at Least $1.5 Billion Annually by
2011; Neutral to EPS in 2009 and Accretive Beginning in 2010
St. Louis, Missouri will be North American Headquarters and Global Home of Flagship Budweiser Brand
Fully Committed to Support Wholesalers and Three-Tier System
All U.S. Breweries to Remain Open; Commitment to Communities of
Combined Company Maintained
InBev (Euronext: INB) and Anheuser-Busch (NYSE: BUD) today announced an agreement to combine the two companies, forming the world’s leading global brewer. Anheuser-Busch shareholders will receive $70 per share in cash, for an aggregate equity value of $52 billion, in an industry-transforming transaction. The combined company will be called Anheuser-

Busch InBev. Both companies’ Boards of Directors have unanimously approved the transaction. InBev has fully committed financing for the purchase of all of Anheuser-Busch’s outstanding shares.
The combination of Anheuser-Busch and InBev will create the global leader in the beer industry and one of the world’s top five consumer products companies. On a pro-forma basis for 2007, the combined company would have generated global volumes of 460 million hectoliters, revenues of $36.4 billion (€26.6 billion) and EBITDA of $10.7 billion (€7.8 billion). Anheuser-Busch and InBev together believe that this transaction is in the best interests of both companies’ shareholders, consumers, employees, wholesalers, business partners and the communities they serve.
The company will make St. Louis, Missouri the headquarters for the North American region and the global home of the flagship Budweiser brand. With about 40% of the combined company’s revenues to be generated in the U.S., the company will draw on the collective expertise of Anheuser-Busch’s dedicated and experienced employees and its culture of quality. Given the limited geographical overlap between the two businesses and the efficiency of Anheuser-Busch’s brewery footprint in the United States, all of Anheuser-Busch’s U.S. breweries will remain open.
InBev CEO Carlos Brito will be chief executive officer of the combined company. The Board of Directors of the combined company will be comprised of the existing directors of the InBev Board, Anheuser-Busch President and CEO August Busch IV and one other current or former director from the Anheuser-Busch Board. In addition, the combined company’s management team will draw from key members of both InBev’s and Anheuser-Busch’s current leadership. Anheuser-Busch will become a wholly owned subsidiary of InBev upon the completion of this transaction.
The expanded company will be geographically diversified, with leading positions in the world’s top five markets – China, U.S., Russia, Brazil and Germany – and balanced exposure to developed and developing markets. A combination of Anheuser-Busch and InBev will result in significant growth opportunities from leveraging the companies’ combined brand portfolio, including the global flagship Budweiser brand and international market leaders such as Stella Artois and Beck’s, maximizing the combination’s unparalleled global distribution network and applying best practices across the new organization. Budweiser and

Bud Light are the largest selling beers in the world, and the combined company will have an unmatched portfolio of imports, local premiums and local core brands.
Carlos Brito, CEO of InBev, said, “We are very pleased to announce this historic transaction today, bringing together two great companies that share a rich history of brewing traditions. We are extremely excited about the opportunities that this combination will create for consumers worldwide, as well as our shareholders, employees, business partners and wholesalers. Together, Anheuser-Busch and InBev will be able to accomplish much more than each can on its own. We have been successful business partners for quite some time, and this is the natural next step for us in an increasingly competitive global environment. This combination will create a stronger, more competitive global company with an unrivaled worldwide brand portfolio and distribution network, with great potential for growth all over the world.”
August Busch IV, Anheuser-Busch President and CEO, stated, “Today’s announcement brings new opportunities for Anheuser-Busch and its business, brands and employees. This agreement provides additional and certain value for Anheuser-Busch shareholders, while enhancing global market access for Budweiser, one of America’s true iconic brands. We will leverage our collective strengths to create a truly diversified, global company to sustain long-term growth and profitability. In the United States and Canada, both InBev and Anheuser-Busch have seen significant benefits from our existing relationship and we look forward to replicating this success in other parts of the world.”
Budweiser, together with Stella Artois and Beck’s, will become the combined company’s leading global brands, leveraging InBev’s expansive international footprint. InBev has a history of successfully building brands around the world, which will complement the unparalleled strength of Anheuser-Busch’s brand-building in the U.S. The two companies already have a successful U.S. distribution partnership for InBev’s European premium import brands including Stella Artois, Beck’s and Bass. Anheuser-Busch’s world-class sales and distribution system will continue to support the expansion of these brands in the U.S. market.
Anheuser-Busch’s partners fit very well with InBev’s global franchise. Anheuser-Busch has equity investments in two companies with strong brands in two key markets: Mexico’s Grupo Modelo, which owns Corona Extra, the number five brand globally; and China’s

Tsingtao, the leading Chinese premium brewer. In addition, Budweiser is a strong and growing national brand in China, and the two companies’ footprints in China are complementary. InBev’s China business in southeastern China will be enhanced by Anheuser-Busch’s strength in northeastern China.
The transaction creates significant profitability potential both in terms of revenue enhancement and cost savings. The combination will yield cost synergies of at least $1.5 billion annually by 2011 phased in equally over three years. Given the highly complementary footprint of the two businesses, such synergies will largely be driven by sharing best practices, economies of scale and rationalization of overlapping corporate functions. InBev has a strong track record of delivering synergies in past transactions and is confident in its ability to achieve these synergies.
In addition, there are meaningful revenue opportunities through expansion of Budweiser on a global scale: InBev is the number one brewer in 10 markets where Budweiser has a very limited presence, and has a superior footprint in nine markets where Budweiser is already present.
The transaction is expected to be neutral to normalized earnings per-share in 2009 and accretive beginning in 2010, and return on invested capital will exceed weighted average cost of capital during the second year after close.
The transaction is subject to the approval of InBev and Anheuser-Busch shareholders, and other customary regulatory approvals. Shareholders of both companies will have an opportunity to vote on the proposed combination at special shareholder meetings that will be scheduled at a later date. InBev’s controlling shareholder has agreed to vote its shares of InBev in favor of the combination. In light of the limited overlap between the InBev and Anheuser-Busch businesses, the combination should not encounter any significant regulatory issues, and is expected to be completed by the end of 2008.
InBev has received fully committed financing with signed credit facilities from a group of leading financial institutions, including Banco Santander, Bank of Tokyo-Mitsubishi, Barclays Capital, BNP Paribas, Deutsche Bank, Fortis, ING Bank, JP Morgan, Mizuho Corporate Bank and Royal Bank of Scotland. The transaction will be financed with $45 billion in debt, including a $7 billion bridge financing for divestitures of non-core assets from both companies. In addition, InBev has received commitments for up to $9.8 billion in equity bridge financing which will allow the company flexibility in deciding upon the timing and form of equity financing for a period of up to six months after closing. The combined company is expected to retain a strong investment-grade credit profile, and rapid de-leveraging of the balance sheet is expected through strong free cash flow generation.
InBev has retained Lazard as lead advisor, JPMorgan as co-lead advisor, Deutsche Bank, and BNP Paribas as financial advisors, and Centerview Partners as industry advisor. Legal advisors are Sullivan & Cromwell, Clifford Chance, and Linklaters. Financial advisors to Anheuser-Busch are Goldman Sachs & Co., Citigroup Global Capital Markets Inc. and Moelis & Company and legal advisor is Skadden, Arps, Slate, Meagher & Flom LLP. Simpson Thacher & Bartlett LLP is legal advisor to the Anheuser-Busch Board.
New Video Interview with Carlos Brito
An interview with Carlos Brito in video/audio can be viewed at: www.globalbeerleader.com and www.cantos.com.
Download Instructions for Broadcast Media
Broadcast media will be able to download the interview at: http://w3.cantos.com/08/inbev-download-3/
Investor and Analyst Call Details
There will be a webcast for the investment community on Monday, July 14, at 8:00 a.m. EDT / 2:00 p.m. CET. Webcast log-in is available on www.inbev.com and www.anheuser-busch.com. A replay of the webcast will be also be archived on both websites.
Press Call Details
On Monday, July 14, at 9:30 a.m. EDT / 3:30 p.m. CET, InBev and Anheuser-Busch will hold a conference call for members of the press. The call can be accessed by dialing 1- 800-377-9997 in the U.S. and +1-973-582-2733 from international locations and referencing conference code 56065686.
Dutch and French versions of this press release will be posted on www.InBev.com.

About InBev
InBev is a publicly traded company (Euronext: INB) based in Leuven, Belgium. The company’s origins date back to 1366, and today, it is the leading global brewer. As a true consumer-centric, sales driven company, InBev manages a carefully segmented portfolio of more than 200 brands. This includes true beer icons with global reach like Stella Artois® and Beck’s®, fast growing multicountry brands like Leffe® and Hoegaarden®, and many consumer loved “local champions” like Skol®, Quilmes®, Sibirskaya Korona®, Chernigivske®, Sedrin®, Cass® and Jupiler®. InBev employs close to 89 000 people, running operations in over 30 countries across the Americas, Europe and Asia Pacific. In 2007, InBev realized 14.4 billion euro of revenue. For further information visit www.InBev.com.
About Anheuser-Busch
Based in St. Louis, Anheuser-Busch is the leading American brewer, holding a 48.5 percent share of U.S. beer sales. The company brews the world’s largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in China brewer Tsingtao, whose namesake beer brand is the country’s best-selling premium beer. Anheuser-Busch ranked No. 1 among beverage companies in FORTUNE Magazine’s Most Admired U.S. and Global Companies lists in 2008. Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and one of the world’s largest recyclers of aluminum cans. For more information, visit www.anheuser-busch.com.
InBev Contacts:

Marianne Amssoms	Philip Ludwig
Vice President Global External Communications	Vice President Investor Relations
Tel: +32-16-27-67-11	Tel: +32-16-27-62-43
E-mail: marianne.amssoms@inbev.com	E-mail: philip.ludwig@inbev.com
Steven Lipin/Nina Devlin
Brunswick Group
+1-212-333-3810
Rebecca Shelley/Laura Cummings
Brunswick Group
+44-20-7404-5959

Anheuser-Busch Contacts:
Terri Vogt
Vice President Communications
Tel: +1-314-577-7750
E-mail: terri.vogt@anheuser-busch.com
Forward Looking Statements:
Certain statements contained in this report that are not statements of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the future filings of InBev and Anheuser-Busch with the Securities and Exchange Commission (“SEC”), in press releases, and in oral and written statements made by or with the approval of InBev that are not statements of historical fact and constitute forward-looking statements. Examples of forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger between InBev and Anheuser-Busch, including future financial and operating results, synergies, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger; (ii) statements about the timing of the merger between InBev and Anheuser-Busch; (iii) statements of strategic objectives, business prospects, future financial condition, budgets, projected levels of production, projected costs and projected levels of revenues and profits of InBev or Anheuser-Busch or their managements or boards of directors; (iv) statements of future economic performance; and (v) statements of assumptions underlying such statements.
Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict and outside of the control of the management of InBev and Anheuser-Busch. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (i) the risk that the businesses of InBev and Anheuser-Busch will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (ii) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (iii) revenues following the merger may be lower than expected; (iv) operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (v) the ability to obtain governmental or regulatory approvals of the merger on the proposed terms and schedule; (vi) the failure of shareholders of InBev or Anheuser-Busch to approve the merger; (vii) local, regional, national and international economic conditions and the impact they may have on InBev and Anheuser-Busch and their customers and InBev’s and Anheuser-Busch’s assessment of that impact; (viii) increasing price and product competition by competitors, including new entrants; (ix) rapid technological developments and changes; (x) InBev’s ability to continue to introduce competitive new products and services on a timely, cost-effective basis; (xi) containing costs and expenses; (xii) governmental and public policy changes; (xiii) protection and validity of intellectual property rights; (xiv) technological, implementation and cost/financial risks in large, multi-year contracts; (xv) the outcome of pending and future litigation and governmental proceedings; (xvi) continued availability of financing; (xvii) financial resources in the amounts, at the times and on the terms required to support future businesses of the combined company; and (xviii) material differences in the actual financial results of merger and acquisition activities compared with expectations of InBev, including the full realization of anticipated cost savings and revenue enhancements. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to InBev or Anheuser-Busch or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. InBev and Anheuser-Busch undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

IMPORTANT INFORMATION
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Anheuser-Busch by InBev. In connection with the proposed acquisition, InBev and Anheuser-Busch intend to file relevant materials with the SEC, including Anheuser-Busch’s proxy statement on Schedule 14A.
INVESTORS OF ANHEUSER-BUSCH ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANHEUSER-BUSCH’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders will be able to obtain the documents free of charge through the website maintained by the SEC at www.sec.gov, and Anheuser-Busch stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Anheuser-Busch. Such documents are not currently available.
InBev and certain of its directors and executive officers and other persons, and Anheuser-Busch and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Anheuser-Busch common stock in respect of the proposed transaction. Information regarding InBev’s directors and executive officers is available in its Annual Report for the year ended December 31, 2007, available at www.InBev.com/annualreport2007. Information about the directors and executive officers of Anheuser-Busch and their respective interests in Anheuser-Busch by security holdings or otherwise is set forth in its proxy statement relating to the 2008 annual meeting of stockholders, which was filed with the SEC on March 10, 2008. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition when it becomes available.

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